FIRST AMENDMENT TO THE
INDIVIDUAL ACCOUNT RETIREMENT PLAN
FOR
BARGAINING UNIT EMPLOYEES
AT THE CAMERON INTERNATIONAL CORPORATION
BUFFALO, NEW YORK PLANT
(As Amended and Restated Effective as of January 1, 2014)
WHEREAS, CAMERON INTERNATIONAL CORPORATION (the “Company”) has heretofore adopted the INDIVIDUAL ACCOUNT RETIREMENT PLAN FOR BARGAINING UNIT EMPLOYEES AT THE CAMERON INTERNATIONAL CORPORATION BUFFALO, NEW YORK PLANT, as amended and restated effective as of January 1, 2014 (the “Plan”) for the benefit of its eligible employees;
WHEREAS, in connection with the transactions contemplated by that certain Acquisition Agreement, dated as of August 15, 2014, by and between the Company and Ingersoll-Rand plc, the Company desires to amend the Plan to reflect the change in plan sponsor from Cameron International Corporation to Ingersoll-Rand Company and to make certain other changes;
NOW, THEREFORE, the Plan is hereby amended as follows:
I.Effective as of January 1, 2015:
1.    Subsection 6A of Section 1.01 the Plan is hereby amended to read as follows:
“(6A)    Board: The board of directors of Ingersoll-Rand plc.”
2.    Subsection 7A of Section 1.01 the Plan is hereby amended to read as follows:
“(7A)    Committee: The Ingersoll-Rand Benefits Administration Committee or the Ingersoll-Rand plc Benefits Investment Committee, as the case may be in accordance with the duties and responsibilities assigned to each under their respective charter or other governing document.”
3.    Subsection 8 of Section 1.01 the Plan is hereby amended to read as follows:
“(8)    Company: Ingersoll-Rand Company, which as of January 1, 2015, shall be the plan sponsor of the Plan.”
4.    Section 11.02 of the Plan is hereby amended to add the following sentence to the end thereto:
“Notwithstanding any provision in the Plan to the contrary, the Company Stock Fund is a ‘frozen’ fund and thus no contributions or transfers shall be permitted to be invested in the Company Stock Fund on and after January 1, 2015.”
5.    Section 11.05 of the Plan is hereby deleted.
II.    As amended hereby, the Plan is specifically ratified and reaffirmed.

EXECUTED, this 31st day of December, 2014, effective for all purposes as provided above.
CAMERON INTERNATIONAL CORPORATION

By:    /s/ Steven Geiger
Name:    Steven Geiger
Title:    VP & Chief Administrative Officer